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                                                                    EXHIBIT 8.1

                       [SHEARMAN & STERLING LETTERHEAD]

                                 May 22, 2002

Amgen Inc.
One Amgen Center Drive
Thousand Oaks, CA 91320-1799

                    Liquid Yield Option(TM) Notes Due 2032

Ladies and Gentlemen:

      We have acted as special tax counsel for Amgen Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration for resale under the Securities Act of $2,821,208,500 aggregate issue price of the Company's Liquid Yield Option(TM) Notes due 2032 (the "LYONs") which may be converted in certain cases into shares of the Company's common stock. The LYONs were issued under an Indenture, dated as of March 1, 2002 (the "Indenture"), between the Company and LaSalle Bank National Association, as indenture trustee.

      In preparing this opinion, we have examined and relied on such documents as we have deemed appropriate, including INTER ALIA, the Registration Statement, the Indenture, and the originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments, certificates and other documents of public officials and such other persons, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

      Based on (i) the foregoing; (ii) a sensitivity analysis prepared by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") showing that, under reasonable assumptions regarding future growth rates in the market trading price of the LYONs, the dividend yield on the Company's common stock and other relevant factors, contingent interest would become payable over the term of the LYONs; and (iii) on certain estimates made by MLPF&S regarding the present value of these contingent interest payments, we are of the opinion that:

      1. the LYONs will be treated as indebtedness for United States federal income tax purposes;

      2. the LYONs will be subject to the regulations governing contingent payment debt instruments contained in section 1.1275-4(b) of the Treasury Regulations; and

      3. the term "comparable yield" means the annual yield the Company would pay, as of the initial issue date, on a fixed-rate, nonconvertible debt security, with no contingent payments, but with terms and conditions otherwise comparable to those of the LYONs.

Depending on the identity of the persons to whom the LYONs were marketed or sold, there may be a presumption that the comparable yield is the applicable federal rate based on the overall maturity of the LYONs. This presumption may only be overcome with clear and convincing evidence that the comparable yield should be some yield other than the applicable federal rate.

      We confirm that the statements in the Registration Statement under the captions "Summary--The Offering--Tax Original Issue Discount" and "Certain United States Federal Income Tax Considerations," insofar as such statements constitute a summary of the legal matters referred to therein, have been reviewed by us and are correct in all material respects.
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(TM) Trademark of Merrill Lynch & Co., Inc.

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Amgen Inc.                                                         May 22, 2002
                                      2


      We express no opinions other than those expressed herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                          Very truly yours,

                                          /s/  SHEARMAN & STERLING